EXHIBIT 99.1

Vivakor Signs Definitive Agreement to Acquire Companies with Assets Located in

Two Major U.S. Oil Basins with Long-Term Contracts in Place

Generated $33 Million Revenue and Positive Operating Cash Flow in 2021

Complementary to Company’s Existing Waste Remediation Activities and Provides Infrastructure for Continued Growth

Irvine, CA – Accesswire – June 16, 2022 - Vivakor, Inc. (Nasdaq: VIVK) (“Vivakor” or the “Company”), a socially responsible operator, acquirer and developer of clean energy technologies and environmental solutions, today announced that it has signed a definitive agreement to acquire Silver Fuels Delhi, LLC (operating in Louisiana) (“SF Delhi”) and White Claw Colorado City, LLC (operating in Texas) (“WCCO”). If consummated, the acquisitions will enable Vivakor to enter a synergistic segment of the energy industry with the combination of a crude oil gathering, storage, and transportation facility, which feature long-term ten year take or pay contracts. In 2021, SF Delhi generated $33 million in revenue and positive operating cash flow.

The acquisition is structured as a Membership Interest Purchase Agreement (“MIPA”) with the owners of SF Delhi and WCCO, Jorgan Development, LLC (“Jorgan”) and JBAH, LLC (“JBAH”), to sell 100% of the membership interests of SF Delhi and WCCO to Vivakor for total consideration of approximately $37.4 million, subject to post-closing adjustments. The consideration to be paid by Vivakor under the MIPA consists of shares of Vivakor common stock in an amount equal to 19.99% of the total amount of issued and outstanding shares of Vivakor common stock immediately prior to closing, Vivakor promissory notes, and Vivakor’s assumption of certain liabilities. The acquisitions are anticipated to be completed within thirty days, subject to customary closing conditions.

SF Delhi owns and operates a crude oil gathering, storage, and transportation facility located on approximately 9.3 acres near Delhi, Louisiana. For a period of 10 years, SF Delhi is, under existing crude oil supply agreements with White Claw Crude, LLC, guaranteed a minimum gross margin under a take or pay contract. At present, SF Delhi is gathering approximately 1,400 to 1,700 barrels of crude oil on a daily basis.

WCCO owns a 120,000 barrel oil storage tank, in the heart of the Permian Basin, located near Colorado City, Texas. The storage tank is presently connected to the Lotus pipeline system and Vivakor intends to further connect the tank to the Medallion and Wolf pipeline system if the acquisition is successfully completed. Under the terms of an already existing agreement, White Claw Crude, LLC has agreed to lease the oil storage tank for a period of 10 years. As with SF Delhi, WCCO would provide Vivakor with the infrastructure to blend and sell oil which has been recovered via Vivakor’s RPC machine from tank bottom sludge and contaminated soil which exists in the Permian Basin.

Matt Nicosia, CEO and Chairman of Vivakor, stated, “The potential acquisitions of SF Delhi and WCCO provide a monumental opportunity for Vivakor. If we are able to close these acquisitions, we would add significant revenue and Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) while putting in place the necessary infrastructure to continue to grow our historical business of cleaning areas contaminated by hydrocarbons. When we have additional RPC machines manufactured and available, we would anticipate placing a RPC at each location and believe the synergies provided will result in Vivakor increasing revenue and earnings at such locations. Additionally, James Ballengee, the principal of Jorgan and JBAH, has previously built and sold several sizable companies which operated in the oil industry, including Bridger Logistics, which was sold to Ferrellgas Partners, L.P. for approximately $840 million. We anticipate welcoming James to the Vivakor team, as he utilizes his decades of energy industry experience to help drive our business development efforts moving forward.”

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James Ballengee, added, “Upon meeting with the Vivakor team, I instantly realized the synergy that could be accomplished by combining SF Delhi and WCCO with Vivakor and its patented RPC machine technology. The signing of the MIPA is the first step in this process. There is a need to clean up waste oil and improve the environment that only technology can achieve, and I believe this represents a huge opportunity for both parties.”

Additional information regarding this transaction will be provided in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission on or before June 22, 2022.

Advisors

EF Hutton, division of Benchmark Investments, LLC is serving as financial advisor and Lucosky Brookman LLP is serving as legal advisor to Vivakor.

About Vivakor, Inc.

Vivakor, Inc. (NASDAQ: VIVK), is a clean energy technology company focused in the area of oil remediation and natural resources. Vivakor’s corporate mission is to create, acquire and accumulate distinct assets, intellectual properties, and exceptional technologies that produce solid returns to its valued shareholders and partners. The company currently focuses on its patented Remediation Processing Centers that allows for the environmentally friendly recovery of bitumen (heavy crude) and other hydrocarbons from the remediation of contaminated soils. It is believed to be the only remediation system that can clean soils with more than 5% by weight oil contamination while fully recovering the oil and leaving the soil fully viable for reuse. It is currently focused on extraction from shallow, oil-laden sands in Eastern Utah, along with generating petroleum-based remediation projects in Kuwait and in Houston, Texas.

For more information, please visit our website: http://vivakor.com

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including economic slowdown affecting companies, our ability to successfully develop products, rapid change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Vivakor’s filings with the Securities and Exchange Commission, which factors may be incorporated herein by reference. Forward-looking statements may be identified but not limited by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Investors Contact:
p949-281-2606
info@vivakor.com

ClearThink
nyc@clearthink.capital

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